EXHIBIT 21
List of Subsidiaries
as of December 31, 2013

Entity	Jurisdiction of Incorporation or Formation
Cheap Tickets Limited	England
ebookers Limited	England
ebookers.com Deutschland GmbH	Germany
ebookers.com SA	Switzerland
ebookers.ie Ltd	Ireland
ebookers.nl BV	Netherlands
ebookers Scandinavia AB	Sweden
Flairview Travel - Hotel Club, S.L.	Spain
Flightbookers Limited	England
Global Travel Online, S.L. Unipersonal	Spain
Hotelclub Limited	England
HotelClub New Zealand Pty Limited	New Zealand
HotelClub Pty Limited	Australia
Insurancebookers Limited	England
Internetwork Publishing Corporation	Florida
La Compagnie Des Voyages SAS	France
Neat Group Corporation	Delaware
O Holdings Inc.	Delaware
Orbitz Away LLC	Delaware
Orbitz Financial Corp.	Delaware
Orbitz for Business, Inc.	Delaware
Orbitz India Services Private Limited	India
Orbitz, Inc.	Delaware
Orbitz (Israel) Ltd.	Israel
Orbitz, LLC	Delaware
Orbitz Mexico Services, S. de R.L. de C.V.	Mexico
Orbitz Travel Insurance Services, LLC	Delaware
Orbitz Worldwide, LLC	Delaware
Orbitz Worldwide Finance Company, LLC	Delaware
Orbitz Worldwide (UK) Limited	England
OWW Fulfillment Services, Inc.	Tennessee
Oy ebookers Finland Ltd	Finland
Terren Corporation	Canada
Travel Acquisition Corporation Pty Limited	Australia
Trip Network, Inc.	Delaware